Exhibit 4.3

Rules of the Coca-Cola Enterprises Belgium / Coca-Cola Enterprises Services

Belgian and Luxembourg Stock Savings Plan with respect to shares of

Coca-Cola Enterprises, Inc.

(“Belgium Plan”)

Purpose of the Plan

The Belgium Plan provides employees of Coca-Cola Enterprises, Inc.’s (the “Company’s”) subsidiaries in Belgium and Luxembourg (the “Participating Companies”) who have an employment contract with an indefinite term with the opportunity to invest part of their net salary in the purchase of shares of the Company’s common stock (the “Shares”).

Operation of the Plan

Participating in the Plan

An eligible employee may elect to participate in the Belgium Plan twice a year, in January and July, by submitting at the end of December or the end of June a participation form (see at the end of this document) to the HR Department in Brussels/Anderlecht. On the participation form, the eligible employee elects the monthly amount of his or her net salary that he or she wishes to allocate for the purchase of Shares under the Belgium Plan. The amount that an eligible employee can invest must be at least €25 per month and can be no more than 10% of the employee’s net monthly salary.

The participating employee’s contributions to the Belgium Plan are paid into a deposit account in the employee’s name at KBC Bank. These contributions are used to purchase Shares for the participating employee at the beginning of each calendar quarter.

Modifying or cancelling Participation in the Plan

A participating employee may modify or cancel his or her participation twice a year, in January and July, by submitting at the end of December or the end of June a modification or cancellation form, as applicable (attached below) to the HR Department in Brussels/Anderlecht.

Purchasing Shares

The Shares are purchased at the beginning of each calendar quarter on the open market by KBC Bank at the then-applicable market price and deposited in the participating employee’s individual brokerage account with the bank. All purchases made with a participating employee’s contributions are made in increments of five Shares. For every five Shares purchased by a participating employee, the employee receives a sixth Share for free, resulting in the acquisition of six Shares for the price of five Shares. The sixth Share is purchased with cash contributions made by the Participating Company that employs the participating employee.

Any dividends paid on Shares held in the participating employee’s brokerage account under the Belgium Plan are reinvested in additional Shares.

Holding period of the Purchased Shares

For participating employees in Belgium, all Shares acquired under the Belgium Plan must be held in the participating employee’s brokerage account for two years. For participating employees in Luxembourg, all Shares acquired under the Belgium Plan must be held in the participating employee’s brokerage account for four years. After the expiration of this holding period, the participating employee may, but is not required to, sell or otherwise dispose of the Shares.

Sale of Shares

Each participant may sell the Shares, if he or she desires, after the expiry of the applicable holding period. To sell the Shares, the participant must address his or her order to KBC in Brussels.

Transactions for the sale of Shares are organized by KBC Bank at the beginning of each calendar quarter on the same date on which Share purchase transactions occur. If a participant wishes to sell Shares in a quarterly global sale transaction, the participant must send the appropriate form (attached below) to the HR Department in Brussels/Anderlecht. All sales operations are made with a minimum of six Shares. KBC Bank receives the Share sales orders from the Participating Companies. The normal selling fees and tax on stock exchange transactions will be applied. The eventual stock exchange transaction tax (as a general rule 0.17%) is charged to the participant; the transaction costs are charged to the Participating Companies.

Cost of the Plan for the Participants

As noted above, the costs related to the purchase of the Shares (and the sale of the Shares when organized in the global quarterly transaction process) are charged to the Participating Companies; only the eventual stock exchange transaction tax (0.17%) is charged to the participant.

General Provisions

Limitation on Rights Conferred Under Belgian Plan

The Belgian Plan has been established voluntarily, it is discretionary in nature and it may be modified, amended, suspended or terminated at any time. Neither the Belgian Plan nor any action taken hereunder shall be construed as (i) giving any participant the right to continue as a participant or in the employ or service of the Company or a Participating Company, (ii) interfering in any way with the right of the Company or a Participating Company to terminate any participant’s employment or service at any time, (iii) giving a participant any claim to be granted any Shares under the Belgian Plan or to be treated uniformly with other participants or employees, or (iv) conferring on a participant any of the rights of a shareowner of the Company unless and until the participant is duly issued or transferred Shares in accordance with the terms of the Belgian Plan.

No Representations or Covenants With Respect To Tax Qualification; Tax Obligations

Although the Participating Companies and/or the Company may endeavor to qualify the Belgian Plan for favorable tax treatment or avoid adverse tax treatment, the Participating Companies and the Company make no representation to that effect and expressly disavow any covenant to maintain favorable or avoid unfavorable tax treatment. The Company and the Participating Companies shall be unconstrained in their corporate activities without regard to the potential negative tax impact on participants in the Belgian Plan.

Further, although the Belgian Plan may be intended to qualify for favorable tax treatment under applicable laws, in the event that the Participating Companies and/or the Company have any tax withholding obligations with respect to the Belgian Plan, the participant must make adequate provision for such tax, social security or other withholding obligations if any, which arise as a result of the participant’s participation in the Plan. At any time, the Participating Companies and the Company, as applicable, may, but shall not be obligated to, withhold from the participant’s compensation, or from any payment due or transfer made under the Belgian Plan, the amount (in cash or Shares) necessary for the Participating Companies or the Company, as applicable, to meet applicable any withholding obligations.

Compliance with Laws

Participation in the Belgian Plan and the issuance of Shares under the Belgian Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or stock exchanges on which the Company is listed as may be required. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under the Belgian Plan prior to: (i) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and (ii) completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable or at a time when any such registration or qualification is not current, has been suspended or otherwise has ceased to be effective.

The inability or impracticability of the Company to obtain or maintain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

No Advice Regarding Belgian Plan

The Company and the Participating Companies are not providing any tax, legal or financial advice, nor making any recommendations regarding any participant’s participation in the Belgian Plan or acquisition or sale of Shares. Participants are hereby advised to consult with their personal tax, legal and financial advisors regarding their participation in the Belgian Plan before taking any action related to the Belgian Plan.

Governing Law

The validity, construction and effect of the Belgian Plan, any rules and regulations under the Belgian Plan, and any participation agreement shall be determined in accordance with Belgian law, without giving effect to principles of conflicts of laws.

Term of the Belgium Plan

No further Shares shall be issued under the Belgium Plan after October 1, 2020 unless the Company’s shareowners approve the offering of the Belgium Plan after that date.

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